EXHIBIT 99.1

[LOGO]

PlanVista Corporation

One MetroCenter, Suite 200

4010 Boy Scout Boulevard

Tampa, Florida 33607

P R E S S   R E L E A S E

For more information, contact: Don Schmeling, PlanVista Corporation (813) 353-2300, ext. 2340	For Immediate Release

PRIVATE EQUITY FIRM MAY PURCHASE HALF OF PLANVISTA’S

DEBT AND SUBSTANTIALLY ALL OUTSTANDING SHARES OF

CONVERTIBLE PREFERRED STOCK

TAMPA, FL – January 29, 2003 – PlanVista Corporation (OTCBB:PVST), the Tampa, Florida-based medical cost management firm, announced today that it has reason to believe that a private equity firm has an arrangement with the Company’s senior lenders pursuant to which the investment group has the right to purchase substantially all the shares of the Company’s convertible preferred stock held by the senior lenders and half of the outstanding debt of the Company to the senior lenders for an aggregate of approximately $22.0 million. The transaction is believed to be subject to due diligence and other closing conditions but the Company believes that it is expected to close in February. The Company has asked for copies of the applicable agreements but has not yet received them.

PlanVista Solutions is a leading health care technology and product development company, providing medical cost containment for health care payers through one of the nation’s largest independently owned full-service preferred provider organizations. PlanVista Solutions provides network access, electronic claims repricing, and claims and data management services to health care payers and provider networks throughout the United States. Visit the Company’s website at www.planvista.com.

This press release includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our divestiture and diversification efforts; our ability to manage costs and reduce and restructure debt; changes in law; fluctuations in business conditions and the economy; and our ability to attract and retain key management personnel. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company’s chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Achieved results may differ materially from management expectations.

-End-